[Bank of America Letterhead]

                                                                March 25, 1997


Mr. Bruce E. Strohl
Chief Financial Officer
The Cosmetic Center, Inc.
8839 Greenwood Place
Savage, MD 20763

Dear Bruce:

         You have requested that we consider a financial arrangement with The Cosmetic Center, Inc. (herein referred to as "Borrower") as the surviving entity, in connection with the Borrower's merger (the "Merger") of its subsidiaries into Borrower and with Prestige Fragrance & Cosmetics, Inc. ("PFC"). The new facility would provide for (I) repayment of existing debt of Borrower and PFC; (II) payments in connection with the Merger (including the funding of the Cash Election and transaction fees and expenses) not to exceed $26,000,000; and (III) general corporate purposes. The existing intercompany debt of PFC will be converted into a Note from Borrower to Revlon in the approximate amount of $13,500,000 (the "Revlon Note"). In connection therewith and subject to and upon the terms and conditions herein set forth, BankAmerica Business Credit, Inc. ("BABC") is pleased to commit to provide to Borrower a secured revolving credit facility of up to $70,000,000 (the "Credit Facility") for which BABC would act as agent (the "Agent") for itself and one or more lenders (the "Lenders") as follows:

1.       DESCRIPTION OF FACILITY:

         A. A two-year revolving credit facility (the "Revolving Credit Facility"), not exceeding $70,000,000 outstanding at any one time, providing for advances of up to sixty-five percent (65%) of the net amount of eligible inventory (60% of the net amount of eligible inventory covered by letters of credit caused to be opened by Agent) calculated at the lower of book value (on an average cost basis) or market value. Eligible inventory shall not include gift certificates; prepaid, in-transit, obsolete, slow moving, defective inventory; goods held for return or to be given away or "excess" inventory, except that "excess" inventory at PFC will be considered eligible inventory, PROVIDED, HOWEVER, that the amount of "excess" inventory at PFC that will be considered eligible will be limited to $5,000,000 from and after the earlier of (a) January 1, 1998, or, (b) the date any principal payments are made on the Revlon


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Mr. Bruce Strohl
The Cosmetic Center, Inc.                                                Page 2

                  Note. The definition of eligible inventory, including exclusions thereto, will be more fully defined in the Loan Agreement.

         B. A letter of credit sub-line for the issuance and maintenance of, or for having caused to be issued and maintained, standby and/or merchandise letters of credit ("L/C's"), PROVIDED, however, that the maximum aggregate undrawn face amount of all such L/C's shall not exceed $2,000,000 at any time outstanding and that Agent shall establish reserves against Borrower's loan availability under the Revolving Credit Facility for one hundred percent (100%) of the amount of all L/C's. In addition, the tenor of the L/C's shall not extend beyond the term of the facility, unless collateralized in a manner satisfactory to Agent, nor exceed 180 days in the case of merchandise L/C's and one year in the case of standby L/C's.

2.       RATES:

         A. All loans and advances under the Revolving Credit Facility shall bear interest payable monthly, calculated on the basis of 360 days for actual days elapsed, at a rate of one-half of one percent (.50%) per annum in excess of the Reference Rate (as defined below), which interest rate would change as the Reference Rate changes (currently 8.25%).

                  Reference Rate means the rate of interest publicly announced from time to time by Bank of America National Trust and Savings Association ("Bank") in San Francisco, California, as its Reference Rate. It is a rate set by Bank based upon various factors including Bank's costs and desired return, general economic conditions, and other factors, and is used as a reference point for pricing some loans. Bank may price loans at, above or below the Reference Rate. Any change in the Reference Rate shall take effect on the day specified in the public announcement of such change.

                  A LIBOR option would be available for the Revolving Credit Facility at a rate equal to two and one-quarter percent (2.25%) over the reserve adjusted LIBOR as quoted by Bank. Interest periods for LIBOR based loans would range in increments of either 30 days or monthly, for up to six months, if readily available to customers of Bank. Interest shall be payable on LIBOR based loans at least quarterly and at the end of the applicable interest period therefor. For interest payable less often than monthly, Agent may establish a reserve against availability for interest earned but not yet due. The availability of LIBOR based loans would be subject to standard LIBOR conventions and negotiation as to minimum amounts, maximum number of drawdowns, etc. No more than 5 Libor rate loans may be outstanding at any time and shall be in amounts of not less than $1,000,000.

Mr. Bruce Strohl
The Cosmetic Center, Inc.                                                Page 3

                  An L/C fee of two percent (2.00%) per annum would be payable monthly on the daily average undrawn amounts of all L/C's outstanding during such month, in addition to the amount of any costs or expenses incurred by Agent (including the charges of the issuing bank) in connection with any L/C opened or caused to be opened.

         B. Default Rate: Upon the passage of ten (10) business days from the delivery by Agent of a notice of the occurrence of an Event of Default, and during the continuation of an Event of Default, the applicable interest rate and L/C fees would be increased by two percent (2.00%) per annum.

3.       FEES:

         A. Facility Fee: At Closing, the Borrower would pay to Lenders a one-time facility fee in an amount equal to one-quarter of one percent (.25%) of the amount of the Credit Facility. Upon acceptance of this commitment, Borrower shall pay a portion of such facility fee in the amount of $100,000 (the "Commitment Fee") which Commitment Fee shall be fully earned and non-refundable.

         B. Unused Line Fee: One-quarter of one percent (.25%) per annum payable monthly on the amount by which the maximum Revolving Credit Facility exceeds the average daily unpaid balances of the revolving loans and undrawn amount of letters of credit outstanding during such month.

         C. Early Termination or Line Reduction Fee: In the event that the commitments are for any reason whatsoever terminated or reduced by the Borrower prior to the expiration of the two-year term, the Borrower would pay the Lenders an early termination fee, in the amounts set forth below, in order to compensate the Lenders for the loss of their reliance, expenses, and anticipated profits. If the effective date of the termination or reduction occurs in the first year of the two-year term, then the early termination fee would be one percent (1.00%) of the amount of the commitment that is terminated or reduced; and in the second year one-quarter percent (.25%). There shall be no early termination fee payable to the lenders in the event Borrower refinances with a division or affiliate of Bank of America, and, in the event Borrower refinances with another Lender, no termination fee shall be payable to such Lender.

4. COLLATERAL: All loans, advances and other obligations, liabilities and indebtedness of the Borrower to the Lenders (the "Obligation") shall be secured by valid, perfected and enforceable first priority liens and security interests in all present and future accounts receivable, inventory, and all proceeds of any of the foregoing, including, without limitation, credit card receivables, insurance proceeds, all deposit accounts to the extent containing proceeds.

Mr. Bruce Strohl
The Cosmetic Center, Inc.                                                Page 4

         The Borrower shall at all times maintain a "special deposit account" with a bank that is acceptable to the Agent on terms and conditions reasonably satisfactory to Agent. The Borrower shall on a daily basis deposit all cash receipts and other collections from collection of accounts receivable and sale of inventory into such "special deposit account". In the event of a default or if unused loan availability is less than $3,000,000, Agent shall have the right to notify the bank that all funds deposited in the "special deposit account" shall therefore be transferred directly to the Lender on a daily basis.

5. COVENANTS AND OTHER PROVISIONS: The loan agreement shall include, among others, the following covenants:

              o  Minimum Tangible Net Worth (tested quarterly):

                 As of June 30, 1997:               $22,400,000
                 As of September 30, 1997:          $22,000,000
                 As of December 31, 1997:           $29,200,000
                 As of March 31, 1998:              $26,500,000
                 As of June 30, 1998:               $26,300,000
                 As of September 30, 1998:          $28,500,000
                 As of December 31, 1998:           $33,000,000
                 As of March 31, 1999:              $40,600,000

                 Tangible Net Worth will be defined as all amounts which would, in conformity with GAAP, be included under shareholders equity on a consolidated balance sheet of the Borrower less the greater of
              (i) $4,000,000 and (ii) net intangibles on such balance sheet.

              o Minimum Interest Coverage (tested quarterly beginning December 31, 1997 for the prior 4 quarters, other than at December 31, 1997, at which point the test will be for the prior 3 quarters):

                 As of December 31, 1997:                           2.2:1
                 As of March 31, 1998:                              2.2:1
                 As of June 30, 1998:                               2.5:1
                 As of September 30, 1998:                         2.75:1
                 Thereafter:                                        3.0:1

                 Defined as the ratio of EBITDA to cash interest expense.

              o Revlon at all times to maintain control of the Board of Directors and the voting stock of the Borrower.

Mr. Bruce Strohl
The Cosmetic Center, Inc.                                                Page 5

6. CONDITIONS PRECEDENT: Agent and Lenders willingness to provide the Credit Facility is necessarily subject to the fulfillment of certain conditions, including the following:

         A. The execution and delivery, in form, substance and/or amounts reasonably acceptable to Lenders, of Agent's customary agreements, including amendments and waivers, documents, instruments, financing statements, consents, landlord's waivers, evidences of corporate authority, certificates, insurance certificates and lender's loss payable endorsements, opinions of counsel and such other writings and covenants (financial and otherwise) to confirm and effectuate the lending transaction as may be reasonably required by Agent and its counsel.

              The agreements would provide for, among other things: (A) standard capital adequacy requirements and compensations; (B) the right of the Agent, in its reasonable discretion and in accordance with Agent's customary lending practices, to determine eligibility of the borrowing base collateral and to establish all necessary or appropriate reserves including without limitation, environmental reserves based upon agreement, the results of a third party environmental survey or as determined by any governmental, regulatory or judicial entity, and reserves against landlord liens; (C) to assess Agent's then standard fees for field examinations (which are currently $750 per person per day), plus reasonable expenses; and (D) financial and collateral reporting as reasonably required by Agent and Lenders.

         B. No material adverse change shall have occurred as determined by BABC in its sole and reasonable discretion, in the business, operations, financial condition or prospects of Borrower or in the condition of its assets since the financial statements dated 12/31/96.

         C. Agent's receipt of waivers and consents from the landlords of all of Borrower's and PFC's leased locations and with mortgagees of owned locations, in form and substance reasonably satisfactory to Lender. Notwithstanding the foregoing, for locations for which such agreements cannot be obtained or for which Borrower does not choose to request a waiver, Agent may establish a reserve against Borrower's loan availability under the Revolving Credit Facility for three months of rent payments for such locations. Borrower will have 90 days from Closing to obtain landlord's waivers on the PFC locations before a reserve may be established.

         D. Lenders' reasonable satisfaction with the terms and conditions of the Merger Agreement and any agreements, documents or instruments in connection therewith, including the Revlon Note (which will have a "market" interest rate acceptable to Lenders, but no payments of interest to be permitted during the continuance of a default). Subject to formal credit approval, the Loan Agreement will permit principal payments under the Note (i) in an amount equal to 50% of the amount of cash flow in excess of the Excess Cash Flow (to be defined) set forth on the Borrower's 2/26/97 financial model or (ii)

Mr. Bruce Strohl
The Cosmetic Center, Inc.                                                Page 6

              with the consent of the Majority Lenders. This payment will be further limited by a requirement to maintain a "to be negotiated" amount of unused availability after giving effect to the payment.

         E. Successful consummation of the Merger without any changes, waivers or modifications of the Merger Agreements that are not reasonably acceptable to Lenders.

         F. The Lenders' reasonable satisfaction with Borrower's financial condition after Lenders' review of Borrower's pro forma opening balance sheet giving effect to the transactions occurring at Closing and indicating, among other things, no material changes from the most recent pro forma balance sheet delivered to Agent and Lenders, that the fair salable value of the Borrower's assets will exceed its liabilities at closing and the Borrower is able to pay its debts as they mature and not left with unreasonably small capital.

         G. The Lenders' reasonable satisfaction with the material compliance by the Borrower with any and all applicable laws, statutes, rules and regulations relating to the Merger or the conduct and operations of the business and properties of the Borrower.

         H. Termination of the security interest of the existing lenders and the release of liens, in each case, in form and substance reasonably satisfactory to Lenders.

         I. At Closing, Borrower shall have unused availability of not less than $5,000,000 after deducting all of Lenders' loans and any accounts payable more than thirty (30) days past due.

         J. There shall exist no action, suit, investigation, litigation, or proceeding pending or threatened in any court or before any arbitrator or governmental instrumentality that (i) would reasonably likely have a material adverse effect on the business, condition (financial or otherwise), operations, performance, or properties of Borrower or which could materially impair Borrower's ability to perform satisfactorily under the proposed financing arrangement, or (ii) would reasonably likely materially affect the transaction.

         K. Agent (and its counsel) and Lenders shall have received satisfactory opinions of counsel to Borrower, as to the transactions contemplated hereby (including, without limitation, the opinions of such local counsel as Agent may reasonably require with respect to the collateral located in any jurisdiction which the value of such collateral on any single jurisdiction exceeds $5,000,000 and the perfection of Agent's and Lenders' lien thereupon and security interest therein).

         The summary of terms and conditions contained herein is not meant to be, nor should it be construed as, an attempt to define all of the terms and conditions of the transaction contemplated hereby, nor is it intended to reflect specific document phrasing that will exist in the loan and security

Mr. Bruce Strohl
The Cosmetic Center, Inc.                                               Page 7

agreement. It is intended only to outline the basic points of business understanding around which binding legal documentation will be negotiated and/or structured. Further negotiations will not be precluded by the issuance of this letter or by acceptance by the Borrower.

         All reasonable and documented out-of-pocket fees and expenses incurred by Agent in connection with the documentation of the transaction contemplated herein, the syndication thereof, and Agent's review and due diligence, such as reasonable legal (including the allocated costs of in-house counsel to Agent), field examination and appraisal expenses, together with an allocated charge of $750 per day per field examiner, shall be paid by Borrower whether or not the transaction herein contemplated is consummated. BABC acknowledges its previous receipt of $25,000 as a deposit against such expenses as are described in this paragraph. Such deposit has been and may be applied immediately by BABC against its expenses and the balance, if any, may be applied against future expenses of Agent. Borrower is obligated to make continuing deposits to reimburse such costs upon the request of Agent. In the event that Borrower declines for any reason to borrow from Lenders, or the transaction is not consummated for any other reason whatsoever, Lenders shall be entitled to retain the full amount of all deposits and the Commitment Fee as compensation for administrative costs incurred and damages sustained, other than Lenders' failure to consummate the transaction upon the terms set forth herein. Borrower's obligation for costs and expenses shall survive termination of this letter.

         This letter is solely for the benefit of Borrower and may not be relied on by any other party without the prior written consent of Agent.

         By acceptance of this letter, Borrower agrees to indemnify and hold Agent and each Lender, each of their affiliates and each of Agent's, Lenders' and their affiliates' directors, officers, employees, agents, attorneys and consultants, harmless from and against any and all losses, claims, damages, liabilities and expenses (including reasonable and documented fees and disbursements of counsel) that may be incurred by or asserted against any such indemnitees in connection with or arising out of any documentation, investigation, litigation, proceeding or other matters related to the financing transactions herein described, this commitment letter or the credit facilities discussed herein, whether or not any such indemnitees is a party to such documentation, investigation, litigation, proceeding or other matters and whether or not such financing transaction is consummated or any future documentation executed; provided, however, that no person shall have the right to be so indemnified hereunder for matters arising solely from its own willful misconduct or gross negligence. Neither Borrower nor BABC (as a lender or Agent) and their respective affiliates shall be responsible or liable to any other person for any special, indirect, punitive, exemplary or consequential damages which may be alleged. The obligation contained in this paragraph will survive the closing of the Credit Facility and/or any termination of this letter.

         EACH OF AGENT AND BORROWER HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS LETTER, ANY TRANSACTION RELATING HERETO, OR ANY OTHER


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Mr. Bruce Strohl
The Cosmetic Center, Inc.                                                Page 8


INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. This letter may only be amended, modified or revised in a writing executed by the parties hereto.

         This letter supersedes and replaces all previous communications between the parties, written or oral. This commitment letter shall expire on March 27, 1997, unless an executed copy of this letter is returned to BABC with the Commitment Fee no later than 5 p.m. New York City time on or before such date, in which case the commitment shall be extended to May 15, 1997, at which time it will expire.

         This letter agreement shall be governed by and construed in accordance with the law of the State of New York without regard to the conflicts of laws principles thereof.

         If the foregoing is acceptable, please sign the enclosed copy of this letter and return it to BABC with your Commitment Fee. We shall then proceed promptly with our review and evaluation of this transaction. We look forward to working with you in the weeks ahead.

                                              Very truly yours,


                                              BankAmerica Business Credit, Inc.



                                              By:  /s/ Richard M. Levenson
                                                   ----------------------------
                                                   Name:    Richard M. Levenson
                                                   Title:   Vice President


AGREED:
The Cosmetic Centers, Inc.



By:  /s/ Bruce E. Strohl
     ------------------------
     Name:    Bruce E. Strohl
     Title:   Vice President - Finance
     Date:    3/25/97